NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 18, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 6, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company and a change in the state of incorporation of Ashford Inc., which became effective on November 6, 2019, each share of Common Stock of Ashford Inc. (Maryland) was exchanged for one new Common Share of Ashford Inc. (Nevada). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE American of Ashford Inc. (Maryland) and does not affect the continued listing on the NYSE American of Ashford Inc. (Nevada).